Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (as supplemented, modified or amended from time to time in the manner required hereunder, this "Agreement"), dated as of March 15, 2013, is by and between SPAR Marketing Force, Inc., a Nevada corporation ("Buyer" or “SPAR”), and Market Force Information, Inc., a Delaware corporation ("Seller" or “MFI”). Buyer and Seller are referred to individually as a "Party" and collectively herein as the "Parties." Capitalized terms used and not otherwise defined herein have the meanings given to them as set forth in Exhibit A.

RECITALS

A.     Seller is engaged in the business of providing merchandising and auditing services to certain clients (collectively, the "Business"), as more particularly described in Exhibit D-1 hereto. Seller is also engaged in businesses other than the Business ("MFI Excluded Businesses"), as more particularly described in Exhibit D-2 hereto, which are in no way included in the transactions contemplated hereby.

B.     Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of Seller's assets related to the Business, and Buyer desires to assume certain specified liabilities of Seller related to the Business, all on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, agreements, terms and conditions set forth below, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1     Purchased Assets; Excluded Assets. On the terms and subject to the conditions herein, at Closing, Seller agrees, transfer and deliver to sell to Buyer, and Buyer agrees to purchase from Seller, all of the Seller's right, title and interest in and to specific Seller's assets used in the conduct of Business that are described in subsections (a) through (g) below or on Exhibit B (collectively, the "Purchased Assets"):

(a)	All merchandising and audit accounts of Seller as set forth on Schedule 1.1(a) ("Business Customers") and all Customer Accounts;

(b)	All prospective Business Customers, as set forth on Schedule 1.1(b), and all associated proposals, responses and proposed solutions;

(c)

A single instance of the data in the data base of independent contractor merchandisers and auditors that support the Business as of Closing in the form that exists as of the Closing (“Business Data”); provided, Buyer acknowledges and agrees that Seller shall also retain ownership of an instance of the Business Data as the same Business Data supports MFI Excluded Businesses;

(d)

(i) To the extent assignable, telephones, computers and software licenses used solely by Hired Employees, and, (ii) the two toll free numbers: (888-732-1148 and 888-291-3550), and (iii) the office furniture and works stations sufficient for the work of the Hired Employees, as specifically described on Schedule 1.1(d);

(e)	Cash associated with prepayments and other deferred revenue relating solely to services to be performed under Customer Accounts following Closing as specifically described on Schedule 1.1(e); and

(f)

All processes, trade secrets, knowledge, experience and other know how used exclusively in or by the Business as well as knowledge retained in Hired Employees’ unaided memories used in the Business that may also have been used in an immaterial manner in MFI Excluded Businesses (the "Business Knowledge").

Notwithstanding anything to the contrary contained herein, Purchased Assets shall not include, and Seller shall exclusively retain: (i) except as set forth in Schedule 1.1(e), cash, accounts receivables and work-in-progress of the Business as of the Closing Time, (ii) prepaids and fixed assets as of the Business that are not specifically listed above or on Exhibit B, (iii) Seller's entity organizational documents and minute books, (iv) Seller's brands, logos and other trademarks and service marks, all processes, know how, trade secrets, inventions, copyrights, patents and all other intellectual property rights, other than the Business Knowledge and a copy of the Business Data, and (v) all other rights and assets of Seller or assets of or shared with the MFI Excluded Businesses to the extent not specifically described in subsections (a) through (g) above or on Exhibit B (the "Excluded Assets").

1.2     Buyer's Assumed Liabilities; Seller's Retained Liabilities.

(a) On the terms and subject to the conditions and exceptions contained herein, at Closing and as of the Closing Time, Seller shall assign and delegate to Buyer, and Buyer shall assume and pay, defend, discharge and perform when due only the obligations listed in clauses (i) through (vi) below or on Exhibit C (collectively, the "Assumed Liabilities"):

(i)	Deferred revenue relating solely to services to be performed under Customer Accounts following the Closing Time;

(ii)	All obligations and liabilities relating to the relationship and applicable contract with, and services performed or to be performed for, Business Customers after the Closing Time;

(iii)

All obligations relating to an Assumed Contract, including Customer Accounts, accruing and arising after the Closing Time to the extent they are required to be performed or otherwise discharged after the Closing Time (other than those remaining unperformed at the Closing Time in breach of the applicable contract);

(iv)

Obligation to reimburse Seller for pre-payments made by Seller pre-Closing with respect to expenses associated with the conduct of the Business scheduled to be performed following the Closing Time as identified on Schedule 1.2(a)(iv);

(v)	Claims by any Business Customer for failure to obtain any consent to assignment hereunder of its associated Assumed Contract prior to Closing;

(vi)

All liabilities and obligations of Buyer for Taxes that are imposed on or measured by Buyer’s income for any period or portion thereof commencing after the Closing Time, and all liabilities or obligations with respect to any Taxes arising from Buyer's operation of the Business or the Purchased Assets for any period or portion thereof commencing after the Closing Time, including all payroll Taxes, withholding, sales Taxes and use Taxes, and any liability or obligation for unclaimed property or escheatment required under applicable Law relating to any of the Purchased Assets, Hired Employees for any period or portion thereof commencing after the Closing Time;

(vii)

all liabilities or obligations resulting from, arising out of or related to the Buyer's operation or conduct of the Business or ownership or use of any Purchased Asset for any period or portion thereof commencing after the Closing Time, including (without limitation) any violation of any applicable Law in respect of any such operation, conduct, ownership or use by Buyer after the Closing Time

(viii)

any liability or obligation arising from actions, suits, investigations, legal or administrative proceedings by or against Buyer to the extent arising out of or relating to the Buyer's operation or conduct of the Business or use or ownership of the Purchased Assets for any period or portion thereof commencing after the Closing Time;

(ix)

any other act, omission or event resulting from, arising out of or relating to the Buyer's operation or conduct of the Business or use or ownership of any of the Purchased Assets for any period or portion thereof commencing after the Closing Time constituting negligence or willful misconduct of the Buyer or any of its Representatives or for which liability is imposed by applicable Law without regard to intent or fault; and

(x)

any liability or obligation arising from any act or omission of Buyer for any period or portion thereof commencing after the Closing Time respecting the Buyer's ownership and operation of the Purchased Assets or conduct of the Business by Buyer;

provided, however, that if any of the foregoing arise solely due to Seller’s intentional reporting to any Governmental Entity any violation of Law by Buyer constituting Assumed Liabilities, which Seller was not required to report under applicable Law, then it shall not be deemed an Assumed Liability hereunder.

(b)     Seller will retain and pay, defend, perform or otherwise discharge all Retained Liabilities as and when due.

(c)     The obligations of a Party to pay, defend, perform or discharge any expressly assumed or retained liabilities (as applicable) shall be solely a commitment to the other Party for the purposes of its indemnification and not for the benefit of and may not be enforced by any Third Party to whom any such liabilities may be owed. Accordingly, any expressly assumed or retained liabilities may be negotiated, contested and settled by the applicable Party, but the same shall not affect such Party's indemnification obligations hereunder in respect of any such liabilities to the extent they continue to constitute an indemnifiable claim.

1.3     Purchase Price. In consideration for the Purchased Assets, Buyer shall pay to Seller the following (collectively, the "Purchase Price") at Closing, cash in an amount equal to One Million Three Hundred Thousand and No/100 Dollars ($1,300,000.00) ("Closing Payment").

1.4     Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be on the date hereof and concurrently with the execution and delivery of this Agreement or such other time and date as the Parties mutually agree (the "Closing Date"), and, unless the Parties otherwise agree, shall be conducted remotely by facsimile or PDF signatures with originally executed documents to follow by overnight delivery. For purposes of precisely allocating between Buyer and Seller any rights, obligations, revenue and expenses in respect of the Business, the effective time of the Closing shall be deemed to be 11:59:59 p.m. (Eastern Time) on the Closing Date (the "Closing Time").

1.5     Deliveries at Closing. At Closing, the Parties shall take the following actions:

(a)     Seller shall execute (as required) and deliver to Buyer:

(A)     Seller's conveyance of all of its right, title and interest in and to the Purchased Assets to Buyer free and clear of all Encumbrances, excepting only the Assumed Liabilities and Permitted Encumbrances, pursuant to a Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E ("Bill of Sale"), and by such other documents as are reasonably acceptable to counsel for Seller and counsel for Buyer;

(B)     All approvals of Seller under Assumed Contracts necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained, except no consents under Assumed Contracts with Business Customers shall be obtained;

(C)     Release of any Encumbrances on the Purchased Assets to the extent not relating to or arising from an Assumed Liability or consisting of a Permitted Encumbrance, duly executed by the appropriate parties;

(D)     All requisite resolutions or actions of Seller approving the execution and delivery of this Agreement and the consummation of the Transactions;

(E)     The Transition Services Agreement between the Parties attached hereto as Exhibit F ("Transition Services Agreement"); and

(F)     The Consulting Services Agreement between the Parties attached hereto as Exhibit G ("Consulting Services Agreement").

(b)     Buyer shall execute (as required) and deliver to Seller:

(A)     The Bill of Sale and such other duly executed instruments of sale, transfer, conveyance, and assignment as Buyer may reasonably request, in a form reasonably satisfactory to Buyer, to effectuate the transfer of the Assets to Buyer;

(B)      The Transition Services Agreement and Sublease;

(C)     The Consulting Agreement;

(D)     All requisite resolutions or actions of Buyer approving the execution and delivery of this Agreement and the consummation of the Transactions;

(F)     Buyer shall have delivered to Seller a letter that identifies which Business Employees Seller plans to offer employment and Seller shall have offered, or plans to offer (at the referenced time) employment to such Hired Employees; and

(G)     Buyer shall wire the Closing Payment to Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that as of the Closing Time as follows:

2.1     Due Organization; Capitalization; Business Names. Seller is a Delaware corporation company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to carry on its Business as now conducted and to own, lease and/or operate the Business and the Purchased Assets owned, leased and/or operated by Seller. Seller is qualified to do business in each jurisdiction in which the nature of the Business or the ownership of the Purchased Assets requires such qualification and where the failure to be so qualified would not result in an Encumbrance on Purchased Assets. In addition, Schedule 2.1 lists all names under which Seller has done or currently does Business.

2.2     Customer Accounts. The Purchased Assets of Seller transferred to Buyer hereunder include all of the current Business Customers and Customer Accounts of the Business. Seller owns the rights to all of the Customer Accounts. None of the Customer Accounts has been transferred, or will be transferred under this Agreement, in violation of any right of any person or entity, except for any rights of Business Customers under their applicable Assumed Contracts where consent to assignment has not been obtained.

2.3     Due Authorization, Non-Contravention. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated hereby and thereby as applicable. This Agreement and the Transaction Documents have been duly and validly executed and delivered by Seller and constitute the valid and binding obligations of Seller enforceable against the Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity. The execution, delivery, and performance of this Agreement and the Transaction Documents (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by Seller does not, (a) violate any Laws applicable to the Business or the Purchased Assets, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any Assumed Contract, Customer Account or other agreement to which Business or the Purchased Assets are subject, (c)  create any Encumbrance on the Purchased Assets or the acceleration of any obligation affecting the Purchased Assets, or (d) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller. No notice to, filing with, or authorization, consent or approval of any Governmental Entity or third party is required of Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Transaction Documents.

2.4     Title to Assets. Seller has good title to (or valid leasehold or contractual interests in) all tangible personal property included in the Purchased Assets, free and clear of Encumbrances, except for Permitted Encumbrances. The documents of transfer to be executed and delivered by Seller at the Closing will be sufficient to convey good and valid title to the Purchased Assets to Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances. All tangible assets included in the Purchased Assets are in good operating condition and repair to the extent necessary for the operation of the Business as conducted as of the date hereof and as of the Closing Time, ordinary wear and tear excepted.

2.5     Leased Property. Seller owns no real property and is party to the Lease and has only leasehold interests in real property used or occupied by Seller (the "Leased Property"), and Seller is not in default under the Leased Property.

2.6     Compliance with Laws. Seller is in compliance with in all material respects with all laws and regulations applicable to the Business or the Purchased Assets, and Seller is not in default under any order of any court or Governmental Authority in respect of the Business or the Purchased Assets.

2.7     Contracts and Agreements. Attached hereto as Schedule 2.7 is a list of all Assumed Contracts. The Assumed Contracts are valid and enforceable and in full force and effect. Seller is not, and, to the Knowledge of Seller, no other party thereto is, in default (and to Seller's Knowledge no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any of the Assumed Contracts, and Seller has not waived any material right under any of the Assumed Contracts in the past three (3) months. Schedule 2.7 also identifies those Assumed Contracts entered into prior to Closing where Seller has received payments for which further service is required following the Closing Time, and where Seller has made payments with respect to expenses associated with the conduct of the Business following the Closing Time.

2.8     Claims and Proceedings. There are no claims, actions, suits, legal or administrative proceedings or investigations pending or, to the Knowledge of Seller, threatened, against or relating to Seller that would affect the Business or the Purchased Assets or the transactions contemplated by this Agreement that would reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets, and to the Knowledge of Seller, there is no reasonable basis for or facts and circumstances reasonably likely to give to the same.

2.9     Taxes. Seller has timely filed all Tax Returns required to be filed on or before the Closing Time, and such Tax Returns were complete and accurate. Seller has properly and timely withheld and paid all Taxes required to be paid by Seller on or before the Closing Time. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee or independent contractor of the Business, and all Tax forms with respect thereto have been properly completed and timely filed where the failure to pay or file such Taxes would reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets. To Seller's Knowledge, no claim, assessment, deficiency, audit, investigation, or administrative proceeding with respect to Taxes or any Tax Return of Seller is pending or, to the Knowledge of Seller has been threatened which could result in Buyer being liable for such Taxes or could give rise to an Encumbrance on the Purchased Assets and which would have a Material Adverse Effect on the Business or the Purchased Assets. To Seller's Knowledge, there are no legal, administrative, or judicial proceedings pursuant to which Seller is or could be made liable for any Taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Purchased Assets and which would have a Material Adverse Effect on the Business or the Purchased Assets.

2.10     Personnel. The report delivered by Seller to Buyer immediately prior to Closing contains a completed list of the names, dates of hire or engagement and compensation (including wages, salaries, fees, commissions, bonuses and other benefits) payable by Seller to its current Business Employees, and such report is true, complete and correct in all material respects. To Seller's Knowledge, the relations of Seller with all Hired Employees are good and there is no pending or, to the Knowledge of Seller, threatened litigation with any Hired Employees which would reasonably be expected to have a Material Adverse Effect. Further with respect to the Hired Employees, (i) Seller is not a party to any collective bargaining agreement; (ii) there is no labor strike, slowdown, work stoppage, or lockout in effect or threatened; (iii) no action, suit or complaint, by or before any court, governmental, or administrative agency or commission brought by or on behalf of any Hired Employee is pending or threatened; (iv) no contract between Seller and any Hired Employee requires payment of severance, termination, change in control, royalties or other payments or liabilities as a result of the transactions contemplated by this Agreement; and (v) Seller is in full compliance and has paid all premiums in respect to any employee benefit plans, and at and after the Effective Time, Buyer shall have no liability under or in respect of any employment agreement or employee benefit plans with respect to such Hired Employees.

2.11     Business Relations; Suppliers and Customers. Schedule 2.11 sets forth a list of the ten (10) largest Business Customers by revenue for calendar year 2012 (the "Major Customers"), together with in each case the amount of collections and accounts receivable during such periods. Seller is not engaged in any material dispute with any Major Customer, and Seller has not received notice that any Major Customer intends to cease to do Business with Buyer after Closing.

2.12     Books and Records. The books of account of Seller as it relates to the Business are complete and correct in all material respects, and there have been no transactions, interparty or otherwise, which properly should have been set forth therein and which have not been accurately so set forth in all material respects.

2.13     Brokers. Seller has not engaged, or caused to be incurred any liability for any brokerage or finders' fees or agents' commissions or like payments to any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

ARTICLE III

BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represent and warrant to Seller as follows:

3.1     Due Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to enter into and perform this Agreement and the related agreements referred to herein and, following the Closing, to operate and own or lease, as the case may be, the Purchased Assets and assume the Assumed Liabilities. Buyer has no subsidiaries. Buyer has delivered to Seller the complete and accurate Certificate of Incorporation and Bylaws of Buyer ("Charter Documents").

3.2     Due Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action of Buyer, and this Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity. The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates or other documents contemplated hereby) by Buyer, shall not (a) violate any Laws applicable to Buyer or its property; (b) violate or conflict with, or permit the cancellation of, or constitute a default under any agreement to which Buyer is a party or by which it or its property is bound; (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Buyer; or (d) violate or conflict with any provision of the Charter Documents. Except for approvals already obtained, no notice to, filing with, or authorization, consent or approval of any Governmental Entity or third party is required of Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the other documents and instruments to be delivered by Buyer pursuant hereto.

3.3     No Brokers. Buyer has not engaged, or caused to be incurred any liability for any brokerage or finders' fees or agents' commissions or like payments to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

3.4     Claims and Proceedings. There are no claims, actions, suits, legal or administrative proceedings or investigations pending or, to the Knowledge of Buyer, threatened, against or relating to Buyer or the transactions contemplated by this Agreement, and to the Knowledge of Buyer, there is no reasonable basis for or facts and circumstances likely to give to the same.

3.5     Financing. Buyer has obtained all the necessary financing necessary to close the transactions contemplated pursuant to this Agreement and the Transaction Documents, including the payment of all proceeds required to be paid at Closing, and there are no Laws, orders or contracts to which Buyer is a party that will prevent or interfere with Buyer's payment of the Consulting Fee.

3.6     Compliance with Laws.  Buyer is in compliance with in all material respects with all laws and regulations applicable to Buyer, and Buyer is not in default under any order of any court or Governmental Authority.

ARTICLE IV

COVENANTS

4.1     Further Assurances. From time to time after the Closing, at the request of a Party but without further consideration, the other Party or Parties, as applicable, will execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the requesting Party reasonably may request in order to consummate the transactions contemplated hereby.

4.2     Confidentiality. The Parties agree that, on and at all times after the Closing Time: (a) no press release or other publicity concerning any of the transactions contemplated by this Agreement will be issued or otherwise disseminated by or on behalf of such Party without the other Party's prior written consent, which will not be unreasonably withheld or delayed, except for any required disclosures under any applicable law, rule or regulation; (b) the Parties will continue to keep the terms of this Agreement and the transactions and other documents contemplated by this Agreement strictly confidential (except to the extent such information becomes publicly available from a source other than Seller and except for any disclosures required by any applicable law, rule or regulation); and (c) the parties agree to comply with the confidentiality provisions set forth immediately below. “Information” means information that is disclosed by a party (“Discloser”) to the other party (“Recipient”), or which Recipient has access to in connection with this Agreement, and that should reasonably have been understood by Recipient to be proprietary and confidential to Discloser or to a third party, because of legends or other markings, the circumstances of disclosure or the nature of the information itself. Information may be disclosed in written or other tangible form or by oral, visual or other means. MFI acknowledges and agrees that after the Closing Time Buyer’s Information includes (without limitation) the Business and Purchased Assets, and Buyer acknowledges and agrees that at all times Seller’s Information includes (without limitation) the Excluded Businesses and Excluded Assets. Recipient will not use any Information of Discloser for any purpose not expressly permitted by the Agreement, and will disclose the Information of Discloser only to the employees or contractors of Recipient who have a need to know such Information for purposes of the Agreement and who are under a duty of confidentiality no less restrictive than Recipient’s duty hereunder. Recipient will protect Discloser’s Information from unauthorized use, access, or disclosure in the same manner as Recipient protects its own confidential or proprietary information of a similar nature and with no less than reasonable care. Recipient’s obligations under Section 4.2 with respect to any Information of Discloser will terminate if such information: (a) was already known to Recipient at the time of disclosure by Discloser (but in the case of Seller as Recipient, excluding Information respecting the Business and Purchased Assets, which Information shall not be excepted from Seller’s obligations under this Section 4.2); (b) was disclosed to Recipient by a third party who had the right to make such disclosure without any confidentiality restrictions (but in the case of Seller as Recipient, only if disclosed to Seller after the Closing Time in respect of the Business or Purchased Assets); (c) is, or through no fault of Recipient has become, generally available to the public; or (d) was independently developed by Recipient without access to, or use of, Discloser’s Information (but in the case of Seller as Recipient, only if independently developed by Seller after the Closing Time in respect of the Business or Purchased Assets). In addition, Recipient will be allowed to disclose Information of Discloser to the extent that such disclosure is (i) approved in writing by Discloser; (ii) necessary for Recipient to enforce its rights under the Agreement in connection with a legal proceeding; (iii) required in any litigation (other than any such enforcement) or by the order of a court of similar judicial or administrative body, provided that Recipient notifies Discloser of such required disclosure promptly and in writing and cooperates with Discloser, at Discloser’s request and expense, in any lawful action to contest or limit the scope of such required disclosure; or (iv) any required disclosure under any applicable law, rule or regulation. Except as otherwise expressly provided in this Agreement, Recipient will return to Discloser or destroy all Information of Discloser in Recipient's possession or control and permanently erase all electronic copies of such Information promptly upon the written request of Discloser, and Recipient will certify in writing signed by an officer of Recipient that it has fully complied with its obligations.

4.3     Allocation of Purchase Price. The Parties shall agree to an allocation of the Purchase Price within ninety (90) days following Closing. The Parties agree to report such allocation of the Purchase Price to the Internal Revenue Service in accordance with the Code. No Party will, in connection with the filing of any returns, make any allocation of the Purchase Price, which is contrary to such allocation. No Party will take or agree to any position that is inconsistent with the allocation in connection with any Tax audit, controversy or litigation which would adversely affect the Taxes of the other Party to any material extent without the prior written consent of the other Party, which consent will not be unreasonably withheld.

4.4     Collection; Payments. Seller shall have the right to invoice, collect and retain all work in progress and accounts receivable in respect of the Business through the Closing Time. If Seller receives any correspondence, records or payments with respect to the Business or Purchased Assets post-Closing other than the collection of the work in progress and accounts receivables as set forth above, Seller shall promptly forward such payments to Buyer. At Closing, Buyer shall reimburse Seller for all amounts set forth on Schedule 1.2(a)(iv).

4.5     Lease Arrangements. As set forth in the Transition Services Agreement, Buyer will pay Seller the fixed amount for both the office and warehouse space to be utilized by the Business.

4.6     Restrictive Covenants.

(a)     Non-Competition. In consideration of the benefits of this Agreement and in order to induce Buyer to enter into this Agreement, the Seller covenants and agrees that, from the Closing Time and continuing until the third anniversary of the Closing Time, Seller shall not directly or indirectly as partner, stockholder, member, proprietor, consultant, joint venture, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any business or entity which engages, anywhere in the United States, in any business which is in competition with the light merchandising Business, which shall mean the type of merchandising services provided by the Seller as of Closing to the Business Customers of merchandising listed on Schedule 1.1(a). Nothing herein shall prohibit Seller from owning, in the aggregate, not more than two percent (2%) of any class of securities of a publicly traded entity in any of the foregoing lines of business so long as such Stockholder does not participate in any way in the management, operation or control of such entity. Further and for avoidance of doubt, Seller may sell to the Business Customers of merchandising any other services than the service listed on Schedule 1.1(a) including, but not limited to, mystery shopping, analytics, customer satisfaction, employee satisfaction, NPS, contact center, data integration, and such other customer intelligence or customer experience services.

(b)     Non-Solicitation of Audit Business Customers. In consideration of the benefits of this Agreement and in order to induce Buyer to enter into this Agreement, the Seller covenants and agrees that, from the Closing Time and continuing until the second anniversary of the Closing Time, Seller shall not directly solicit (or procure or assist the soliciting of) any of the same Basic Audit Services (as hereinafter defined on Schedule 1.1(a)) of, or provide any of the same Basic Audit Services to, any audit Business Customer ("Audit Business Customer") listed on Schedule 1.1(a) anywhere in the United States. Further and for avoidance of doubt, Seller may sell to the Audit Business Customers any other services than the service listed on Schedule 1.1(a) including, but not limited to, mystery shopping, analytics, customer satisfaction, employee satisfaction, NPS, contact center, data integration, and such other customer intelligence or customer experience services.

(c)     Scheduled Payment Default. If the Buyer fails to make any Scheduled Payment (as defined below) As and When Due (as defined below) and Buyer fails to cure such breach within ten (10) Business Days following receipt of written notice explaining such breach, Seller shall be released of any and all further obligations under this Section 4.6 after the expiration of such five day period. "Scheduled Payment" shall mean the "Consulting Fee" or any monthly or fixed payment under the Transition Services Agreement. "As and When Due" shall mean (i) in respect of any uncontested payment, the scheduled date for such payment, and (ii) in respect of any payment amount contested (in whole or in part) in good faith by Seller or Buyer, the date such payment amount is finally determined in accordance with this Agreement; provided, however, that in the event Buyer contests such payment amount in good faith, Buyer shall pay the uncontested portion of such payment to Seller and deposit the contested amount into a mutually agreeable third party’s interest bearing account for the benefit of the Parties.

(d)       Acquisition. Notwithstanding Sections 4.6(a) or 4.6(b) or any other provision of this Agreement, if any Person(s) ("New Owners") acquire some or all of the equity or assets of Seller, irrespective of the form(s) of such transaction(s) ("Acquisition"), then (i) the Acquisition shall not be deemed to be a violation of Sections 4.6(a) or 4.6(b) whatsoever, and (ii) New Owners and all of New Owners' Affiliates (except Seller or Seller's Successor) shall not be subject to this Sections 4.6(a) or 4.6(b) whatsoever. "Seller's Successor" shall mean any (x) a subsidiary or Affiliate of New Owner(s) that solely acquires and holds the Excluded Assets, and no other material businesses or assets, or (y) a discrete operating division or segment of any New Owner(s) that acquires and holds and operates any Excluded Assets and no other material businesses or assets, and neither is integrated with other divisions or segments nor any other material businesses or assets.

ARTICLE V

INDEMNIFICATION

5.1     Indemnification of Buyer. Seller shall indemnify and hold Buyer and each officer and director of Buyer (collectively, the "Buyer Indemnified Parties") harmless from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees) (collectively, the "Indemnifiable Costs"), which any of the Buyer Indemnified Parties are or may sustain, or to which any of the Buyer Indemnified Parties are or may be subjected, arising out of:

(a)     any inaccuracy of Seller's representations or warranties in this Agreement;

(b)     any failure by Seller to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement on the part of Seller to be performed or observed;

(c)     any Retained Liability; and

(d)      any Third Party Claim that is a Seller Unrelated Business Liability.

5.2     Indemnification by Seller. Buyer shall indemnify and hold Seller and each officer and director of Seller (collectively, the "Seller Indemnified Parties") harmless from and against any Indemnifiable Costs, as defined above, which any Seller Indemnified Parties may sustain, or to which any Seller Indemnified Parties may be subjected, arising out of:

(a)     any inaccuracy of Buyer's representations or warranties in this Agreement;

(b)     any failure by Buyer duly to perform or observe any term, provision, covenant, agreement or condition in this Agreement on the part of Buyer to be performed or observed;

(c)     any Assumed Liability;

(d)     any liability or obligation of Buyer for Taxes relating to periods commencing after the Closing Time; and

(e)     any Third Party Claim that is a Buyer Unrelated Business Liability.

5.3     Indemnification Procedures.

(a)     In the event any Person that is not an Affiliate of or related to an Indemnified Party (a "Third Party") makes any claim or demand, asserts any charge or liability or commences any action, suit, case or other proceeding against any Indemnified Party that is subject to indemnification under Section 5.1 or 5.2 (a "Third Party Claim"), the obligations and liabilities of an Indemnifying Party under this Article V with respect to Indemnifiable Costs arising from any Third Party Claim will be governed by and contingent upon the following terms and conditions: if an Indemnified Party receives notice of any Third Party Claim, the Indemnified Party will notify each Indemnifying Party promptly of such Third Party Claim; provided, however, that the delay or failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Article V unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay or failure. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will undertake the defense of such claim and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may participate in the defense of such claim with co-counsel of its choice; provided, however, that the fees and expenses of the Indemnified Party's counsel will be at the expense of the Indemnified Party unless the Indemnifying Party has agreed in writing to pay such fees and expenses. If, within such 15-day period, the Indemnifying Party does not assume the defense of such matter or fails to defend the matter in the manner set forth above, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate; provided, however, if an Indemnifying Party is liable for such Indemnifiable Costs under this Article V, Indemnifying Party shall reimburse Indemnified Party for such Indemnified Costs the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim to the fullest extent provided herein. In the event the Indemnifying Party exercises the right to undertake any defense against any a Third Party Claim as provided above, the Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. Irrespective of which Party is defending the Third Party Claim, such Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to such matter without the consent of the other Party, which consent may not be unreasonably withheld, delayed or conditioned.

(b)     An Indemnified Party will give each Indemnifying Party notice of any direct claim or other matter (other than a Third Party Claim) which an Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under Section 5.1 or Section 5.2, within sixty (60) days of such determination, stating the amount of the Indemnifiable Costs, if known or reasonably estimable, and method of computation thereof, a brief description of the facts upon which such claim is based and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the delay or failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Article V unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay or failure.

(c)     If, after the claim and related information is specified by the Indemnified Party pursuant to Section 5.3(b), the Indemnifying Party objects to any such claim, it may give written notice to the Indemnified Party within thirty (30) days of the later of receipt of the Indemnified Party's notice of claim or the specification by the Indemnified Party of the amount of the claim, advising the Indemnified Party of its objection. If no such notice is timely received from the Indemnifying Party by the Indemnified Party, the Indemnified Party will be entitled to payment from the Indemnifying Party in the amount of the Indemnifiable Costs arising out of the claim specified in its notice of claim. If the Indemnifying Party advises the Indemnified Party within such thirty (30) day period that it objects to such claim, the Indemnified Party and the Indemnifying Party will promptly meet in Boulder County or other mutually acceptable location or by video or telephonic conference (no later than twenty (20) days after the objection is provided) and use their good faith efforts to settle the dispute in writing. If the Indemnified Party and the Indemnifying Party are unable to reach agreement within sixty (60) days after the Indemnifying Party objects to the claim, then the disputed portion of the claim may be submitted to a court of competent jurisdiction by either Party in accordance with Section 8.6. If it is determined that the Indemnified Party is entitled to indemnification with respect to the dispute submitted, the Indemnified Party will be entitled to obtain payment from the Indemnifying Party within thirty (30) days in the amount determined by the court.

5.4     Limitations on Indemnification. Indemnification under Sections 5.1(a) and 5.2(a) for inaccurate representations and warranties (each a "Misrepresentation Indemnification") shall be limited as provided in this Section 5.4:

(a)     Except in the case of fraud or intentional misrepresentation, (i) no Indemnifiable Costs may be recovered by Buyer Indemnified Parties pursuant to any Misrepresentation Indemnification under Section 5.1(a) until an aggregate of $50,000 of Indemnifiable Costs have been realized, but once achieved, then all Indemnifiable Costs may be recovered, and (ii) the total amount of Indemnifiable Costs which the Buyer Indemnified Parties may be entitled to be indemnified against pursuant to all Misrepresentation Indemnifications under Section 5.1(a) shall be limited in the aggregate to an amount equal to the Consulting Fee.

(b)     Except in the case of fraud or intentional misrepresentation, (i) no Indemnifiable Costs may be recovered by Seller Indemnified Parties pursuant to any Misrepresentation Indemnifications under Section 5.2(a) until an aggregate of $50,000 of Indemnifiable Costs have been realized, but once achieved, then all Indemnifiable Costs may be recovered, and (ii) the total amount of Indemnifiable Costs which the Seller Indemnified Parties may be entitled to be indemnified against pursuant to all Misrepresentation Indemnifications under Section 5.2(a) shall be limited in the aggregate to an amount equal to the Consulting Fee.

(c)     None of the limitations set forth in this Section 5.4 shall in any manner limit the liability or indemnification obligations of the Indemnifying Party: (i) with respect to fraud, intentional misrepresentation or willful misconduct, (ii) for any of Seller's or Buyer's payment obligations under Article I and Article VI or other breaches of covenants in this Agreement, or (iii) indemnification under Section 5.1 or 5.2 other than for breach of representations and warranties under Section 5.1(a) and 5.2(a).

5.5 Exclusive Remedies.   Except with respect to fraud, intentional misrepresentation or claims for equitable relief, this Article V will provide the exclusive remedy for any Indemnified Party for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement.

5.6     Tax Treatment. For all Tax purposes, in the event there is any redetermination of any amount allocated to any component of the Purchase Price, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made by one Party to the other Party on account of such redetermination under this Article V as an adjustment to the Purchase Price. For the sake of clarity, the Parties do not expect that any indemnification respecting (among other things) Third Party Claims, Retained Liabilities or Assumed Liabilities would lead to such an adjustment.

5.7     Set Off. If Seller agrees in writing that it is, or is determined under Section 8.6 to be, liable for Indemnifiable Costs hereunder, Seller may elect to have Buyer deduct the same from the Consulting Fee. If the Parties are engaging in a good faith dispute regarding any claim made by Buyer for indemnification under this Article V at the time the Consulting Fee is due and payable, Buyer shall pay the uncontested portion of such payment to Seller, and Buyer may withhold the portion of the Consulting Fee that is equal to the amount under dispute until such matter is resolved and shall deposit the contested amount into a mutually agreeable third party’s interest bearing account for the benefit of the Parties; provided, if Seller is ultimately awarded such withheld amount, Buyer shall pay to Seller interest at a rate of six percent (6.0%) per annum on such amount.

5.8     No Special Damages, Etc. The Parties agree that Indemnifiable Costs shall not include, and the Parties hereby disclaim both recovery and liability under this Agreement for, consequential, indirect, incidental, special, punitive or exemplary damages, excluding, however, consequential damages incurred by a Third Party in the case of Third Party Claims where such damages are reasonably foreseeable and are awarded by a court of competent jurisdiction.

5.9     Timing of Claims. The indemnification under this Article V shall not apply to a claim that is made after the end of the applicable survival period provided for in Article VII.

ARTICLE VI

TAXES, UTILITIES, ASSESSMENTS AND OTHER ADJUSTMENTS

6.1     Adjustments. The following adjustments and prorations shall be made between Seller and Buyer as of the Closing Time:

(a)     To the extent applicable in any way, except to the extent that the following Taxes comprise part of the Assumed Liabilities, all personal property Taxes and similar obligations ("Personal Property Taxes"), if any, attributable to the Purchased Assets with respect to the Tax period in which the Closing Time occurs shall be apportioned as of the Closing Time between Seller and Buyer by prorating such Personal Property Taxes on a daily basis over the entire Tax period. Buyer shall advance, when due, to the Taxing Authorities all Personal Property Taxes relating to the Tax period during which the Closing Time occurs. Buyer shall send to Seller a statement that apportions the Personal Property Taxes as of the Closing Time between Seller and Buyer based upon Personal Property Taxes actually invoiced and paid to the Tax Authorities by Buyer for the Tax year which includes the Closing Time. This statement shall be accompanied by proof of actual payment of such Personal Property Taxes for such Tax year. Within five (5) days of the later of receipt of such statement and proof of payment or responding to Seller questions regarding such statement, Seller shall reimburse Buyer for its pro-rated portion of such Personal Property Taxes.

(b)     All utility deposits and security deposits related to the Leased Property are Excluded Assets. For the sake of clarity, such security deposits do not include any prepayment or security deposit made by any Business Customer (and such customer deposits are part of the Purchased Assets).

6.2     Sales, Use, Transfer and Other Taxes. Seller shall pay all sales, transfer and use Taxes arising out of the transfer of the Purchased Assets pursuant to this Agreement. The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the Party normally obligated by law or regulation to make such filing. Seller and Buyer agree to reasonably cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1     Survival. Claims that may be made under Section 5.1(a) or 5.2(a) arising out of or with respect to the inaccuracy of any representation or the breach of any warranty must be claimed or asserted on or before the one (1) year anniversary of the Closing Time except for claims relating to a breach of a representation or warranty set forth in Section 2.1, Section 2.3, Section 2.9, Section 3.1 or Section 3.2, which may be made at any time within the applicable statute of limitations. All covenants and other obligations under this Agreement shall survive until the earlier of (i) expiration of the applicable statute of limitation respecting (A) a Third Party's ability to lawfully assert the underlying Third Party Claim or (B) the other Party's ability to lawfully assert any other act, omission or claim or (ii) six years following the Closing Date; provided, however, that (1) the maximum period to assert a Third Party Claim under Section 5.1(d) or Section 5.2(e) shall be twelve (12) months following the Closing Date (instead of six years), (2) if a Third Party Claim is made on or within 30 days of such applicable expiration, the Indemnified Party shall have 30 days from the date of such claim to make its indemnification claim under this Agreement, and (3) the obligations of a Party under Article V and the other provisions of this Agreement shall continue in full force and effect with respect to any Claim made by a Party within such applicable period. The foregoing shall in no way modify any applicable timeframes set forth in the Transition Services Agreement, Consulting Agreement and other Transaction Documents. Notwithstanding anything to the contrary herein, following the expiration of the applicable periods above respecting claims that may be made under Section 5.1(d) or Section 5.2(e) the parties agree that Buyer shall have no liability to Seller hereunder for any Buyer Unrelated Business Liability, and Seller shall have no liability to Buyer hereunder for any Seller Unrelated Business Liability.

ARTICLE VIII

MISCELLANEOUS

8.1     Modifications; Waiver. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by both Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder, and no course of dealing between or among any of the Parties, shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

8.2     Notices. All notices and other communications hereunder must be in writing and shall be deemed to have been duly given: (i) when personally delivered, (ii) five (5) business days after deposit in the mail if mailed by certified mail, return receipt requested, (iii) the following business day if sent by Federal Express or similar reputable overnight courier service, or (iv) by facsimile, if successful electronic transmission is confirmed (though an original shall also be mailed), to the contact information below, or such modified contact information provided in accordance with this Section:

Buyer:	c/o Spar Group, Inc.
333 Westchester Avenue South Building, Suite 204 White Plains, NY 10604 Attention: Gary S. Raymond, President and CEO Facsimile No. (914) 332-0741

Seller:	Market Force Information, Inc.
P.O. Box 270355 Louisville, CO 80027 Attention: Legal Department Facsimile No. (303) 402-6915

8.3     Expenses. Each of the Parties hereto will bear all costs, charges and expenses incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated herein.

8.4     Binding Effect; Assignment. This Agreement (together with the other Transaction Documents) shall be binding upon and inure to the benefit of Buyer and Seller, their respective representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by a Party without the prior written consent of the other Parties.

8.5     Entire and Sole Agreement. This Agreement and the other schedules and agreements referred to herein, constitute the entire agreement between the Parties and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, including any Letters of Intent or Term Sheets.

8.6     Governing Law; Dispute Resolution. This Agreement and its validity, construction, enforcement, interpretation and judicial proceeding shall be governed by the substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. For any dispute, claim or controversy hereunder or in connection herewith, each party (i) consents to and accepts, generally and unconditionally, the exclusive personal jurisdiction of the state and federal courts located in Denver, Colorado and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of Section 4.2 and, therefore, in the event of a breach or threatened breach of Section 4.2, a Party may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 4.2. IN THE EVENT OF ANY JUDICIAL PROCEEDINGS, THE PARTIES KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

8.7     Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all Parties.

8.8     Headings. The descriptive section and other headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.9     Definitions; Construction. Terms not otherwise defined herein shall have the meanings ascribed to them in Exhibit A. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" will mean including without limitation, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

8.10     Incorporation of Exhibits and Disclosure Schedules. The exhibits and disclosure schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.11     No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures may be exchanged by facsimile or .pdf email copy, with original signatures to follow. Each Party agrees that it will be bound by its own facsimiled or .pdf emailed signature and that it accepts such signatures of the other Parties.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed by its duly authorized representatives and intending to be legally bound as of the date and year first above written.

BUYER:

SPAR MARKETING FORCE, INC.

By:____________________________________

Name:__________________________________

Title: ___________________________________

SELLER:

MARKET FORCE INFORMATION, INC.

By:____________________________________

Name:__________________________________

Title: ___________________________________

Signature Page – Asset Purchase Agreement

Exhibit A

Definitions

"Affiliate" means with respect to any person or entity, any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned person or entity.

"Agreement" shall have the meaning set forth in the first paragraph hereof.

"Assumed Contracts" shall mean all written contracts relating to the Business, including, customer, sales, fulfillment house, vendor, independent contractor agreements, licenses and subscriptions (including in-licenses or out-licenses,), Leases, purchase orders, work in process and other agreements or arrangements, all of which are listed on Schedule 2.7.

"Assumed Liabilities" shall have the meaning set forth in Section 1.2(a).

"Business" shall have the meaning set forth in the Recital A.

"Business Customers" shall have the meaning set forth in Section 1.1(a).

"Business Day" means Monday through Friday, inclusive, other than any such days that financial institutions operating within the State of Colorado are authorized or required to close; provided, however, that any reference in this Agreement to any day other than a business day shall be deemed a reference to a calendar day.

"Business Employees" means the Seller employees that work exclusively within the Business as of the Closing.

"Business Knowledge" shall have the meaning assigned to it in Section 1.1(f).

"Buyer" shall have the meaning set forth in the first paragraph hereof.

"Buyer Indemnified Parties" shall have the meaning set forth in Section 5.1.

"Buyer Unrelated Business Liability" means Buyer’s liabilities and obligations resulting from, arising out of or related to Buyer's assets and businesses that are not the Purchased Assets or Assumed Liabilities.

"Closing" shall have the meaning set forth in Section 1.4.

"Closing Date" shall have the meaning set forth in Section 1.4.

"Closing Time" shall have the meaning set forth in Section 1.4.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contractor Database License" shall have the meaning set forth in Section 1.1(c).

"Customer Accounts" shall mean all customer agreements (oral or written), files, records and other information owned by or within the possession of Seller relating to the Business or any Business Customer, including all Business prospect and customer lists (including customers with open purchase orders), the name and address information of all such customers, correspondence, invoices and sales data relating to the Business, but excluding all receivables and work-in-progress of the Business as of the Closing Time.

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"Employee Plan" means any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy under which any Employee is the named insured and as to which any Seller makes premium payments, whether or not Seller is the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, agreement, policy or commitment (including any Pension Plan, and any Welfare Plan, whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any or all Employees, and: (i) to which Seller is party or by which Seller (or any of the rights, properties or assets of Seller) is bound; (ii) with respect to which Seller has made any payments, contributions or commitments, or may otherwise have any liability (whether or not Seller still maintains such plan, trust, arrangement, contract, agreement, policy or commitment); or (iii) under which any director, Employee or agent of Seller is a beneficiary as a result of his or her employment or affiliation with Seller.

"Encumbrances" means with respect to any Purchased Asset any and all restrictions on or conditions to transfer or assignment, claims, liens, pledges, security interests, deeds of trust, tenancies, other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, restrictions on use, encroachments, mortgages, options, or encumbrances of any kind, whether accrued, absolute, contingent or otherwise.

"Excluded Assets" shall have the meaning set forth in the last paragraph of Section 1.1.

"Governmental Entity" means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority.

"Hired Employees" means those Business Employees that Buyer shall offer employment at Closing as identified by letter delivered by Buyer to Seller at Closing.

"Indemnifiable Costs" shall have the meaning set forth in Section 5.1.

"Indemnified Party" shall mean (i) each Buyer Indemnified Party when being indemnified by Seller pursuant to Section 5.1, and (ii) Seller Indemnified Party when being indemnified by Buyer to Section 5.2.

"Indemnifying Party" shall mean (i) Seller when indemnifying any Buyer Indemnified Party pursuant to Section 5.1, and (ii) Buyer when indemnifying Seller pursuant to Section 5.2.

"Knowledge of Buyer" or "Buyer’s Knowledge" means the actual knowledge of Buyer's executive officers.

"Knowledge of Seller" or "Seller's Knowledge" means the actual knowledge of Seller's executive officers.

"Laws" means, with respect to any Person, all common laws and all statutes, ordinances, codes or other laws, rules, regulations, orders or other standards, requirements or procedures enacted, adopted, or promulgated by any Governmental Entity, in each case binding on such Person or its business or assets.

"Lease" means that certain Real Estate Lease Agreement by and between Seller and East Greenbush Associates, LLC commencing on May 1, 2009 and terminating on June 30, 2014.

"Material Adverse Effect" means any material adverse change in or effect on condition (financial or otherwise), operating results, business, properties, assets, liabilities, or operations, or any material adverse change in revenues, costs, or relations with employees, agents, customers or suppliers, whether attributable to a single circumstance or event or an aggregation of circumstances or events, but the foregoing shall not mean a change solely attributable to the general economy and not the Seller, Business or Purchased Assets disproportionately.

"MFI Excluded Businesses" shall have the meaning assigned to it in Recital A hereto.

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"Ordinary Course of Business" means the ordinary course of business consistent with past practice and custom (including with respect to quantity and frequency).

"Party" and "Parties" shall have the meanings set forth in the first paragraph hereof.

"Permitted Encumbrance" means (i) any Encumbrance for current Taxes that are not yet due or payable or are being contested in good faith by appropriate proceedings, and (ii) Encumbrances in respect of pledges or deposits under workers' compensation laws or similar legislation; and (iii) Encumbrances that are or may be imposed by Law, such as materialmen's, mechanic's, workmen's, carrier's and repairmen's Encumbrances, that arise or are incurred in the Ordinary Course of Business, that secure amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings, and that do not in the aggregate exceed $2,000.

"Person" means any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or Government Entity.

"Purchase Price" shall have the meaning set forth in Section 1.3(a).

"Purchased Assets" shall have the meaning set forth in Section 1.1.

"Retained Liabilities" means any and all of the following:

(a)	all liabilities and obligations of Seller for Taxes that are imposed on or measured by Seller's income for any period or portion thereof ending prior to or after the Closing Time;

(b)

all liabilities or obligations with respect to any Taxes arising from operation of the Business or the Purchased Assets for any period or portion thereof ending prior to the Closing Time, including all payroll Taxes, withholding, sales Taxes and use Taxes, and any liability or obligation for unclaimed property or escheatment required under applicable Law relating to any of the Purchased Assets for any period or portion thereof ending prior to the Closing Time;

(c)

all liabilities or obligations resulting from, arising out of or related to the operation or conduct of the Business or ownership or use of any Purchased Asset prior to the Closing Time (even if imposed, claimed or otherwise asserted following the Closing Time), including (without limitation)

(i)	any breach of or performance or non-performance of any Assumed Contract prior to the Closing Time,

(ii)	any violation prior to the Closing Time of any applicable Law,

(iii)	any liability or obligation of Seller for any period or portion thereof prior to the Closing Time

(A)

to pay salaries, severance, termination pay, holiday pay, bonuses, profit sharing contributions, workers' compensation liabilities or any other payments to or on behalf of any current or former employee of Seller,

(B)	to withhold, accrue or pay Taxes related to these liabilities and obligations,

(C)	to fund, maintain or support any related Employee Plan, and

(D)	to pay and perform under its independent contractor agreements,

(iv)

any liability or obligation arising from actions, suits, investigations, legal or administrative proceedings by or against Seller to the extent arising out of or relating to the operation or conduct of the Business or use or ownership of the Purchased Assets prior to the Closing Time, or

(v)

any other act, omission or event resulting from, arising out of or relating to the operation or conduct of the Business or use or ownership of any of the Purchased Assets prior to the Closing Time constituting negligence or willful misconduct of the Seller or any of its Representatives or for which liability is imposed by applicable Law without regard to intent or fault; and

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(d)	any and all Permitted Encumbrances and each liability or obligation secured thereby;

provided, however, that if any of the foregoing arise solely due to Buyer’s intentional reporting to any Governmental Entity any violation of Law by Seller constituting Retained Liabilities, which Buyer was not required to report under applicable Law, then it shall not be deemed a Retained Liability hereunder.

"Representative" shall mean any shareholder, partner, member, director, executive, manager, officer, employee, subcontractor, attorney, agent or other representative of the referenced person or any of its subsidiaries or other Affiliates. However, Seller shall not be treated as or deemed to be an Affiliate or Representative of Buyer and vice versa.

"Seller" shall have the meaning set forth in the first paragraph hereof.

"Seller Indemnified Parties" shall have the meaning set forth in Section 5.2.

"Seller Unrelated Business Liability" means Seller’s liabilities and obligations resulting from, arising out of or related to Seller’s MFI Excluded Businesses or Excluded Assets or any other assets and businesses that are not the Purchased Assets or Assumed Liabilities.

"Tax" and "Taxes" means any and all taxes, charges, fees, levies or other assessments respecting the referenced Person, business or asset, including all net income, gross income, gross receipts, premium, sales, use, compensating, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign.

"Tax Authority" means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Entity, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

"Tax Benefit" means any benefit actually realized by the Indemnified Party in connection with the Indemnifiable Costs.

"Tax Returns" means any report, return, form, declaration or other document or information required to be supplied to any Tax Authority or any person in connection with Taxes.

"Third Party Claims" shall have the meaning set forth in Section 5.3(a).

"Transaction Documents" means this Agreement, the Bill of Sale & Assignment and Assumption Agreement, the Transitions Services Agreement, the Consulting Services Agreement, and the Non-compete and Non-solicitation Agreement.

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